     As filed with the Securities and Exchange Commission on June 12, 1998
                                                              File No. 333-48097

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                 94-2579751
      (State or other jurisdiction of                   I.R.S. Employer
       incorporation or organization)                Identification Number)

                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 709-1244
                    (Address of Principal Executive Offices)
                               ------------------

        DR. FRED H. DEINDOERFER               Copies of communications sent to:
 PRESIDENT AND CHIEF EXECUTIVE OFFICER           DANIEL G. CHRISTOPHER, ESQ.
           9162 ETON AVENUE                    GUTH ROTHMAN & CHRISTOPHER LLP
      CHATSWORTH, CALIFORNIA 91311          10866 WILSHIRE BOULEVARD, SUITE 1250
            (818) 709-1244                     LOS ANGELES, CALIFORNIA 90024
(Name and address of agent for service)               (310) 474-8809

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions and the potential selling securityholders.

        If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If the only securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                     PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE               AMOUNT        OFFERING PRICE       AGGREGATE           AMOUNT OF
REGISTERED                        TO BE REGISTERED(1)  PER SHARE(2)    OFFERING PRICE(2)  REGISTRATION FEE(3)
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                             1,034,983          $4.1875           $4,333,991           $1,279
=============================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.
(2) Pursuant to Rule 457(c), estimated solely for the purpose of calculating the registration fee on the basis of the average of the high ($4.250) and low ($4.125) per share sale prices of the Registrant's Common
        Stock on the American Stock Exchange on March 11, 1998.
(3)     Previously paid.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                                                      PROSPECTUS
                                                                      ----------



                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                        1,032,983 SHARES OF COMMON STOCK


        The potential selling stockholders listed in the Table of Selling Stockholders beginning on page 11 (the "Selling Stockholders") may use this Prospectus to periodically offer for resale up to 1,032,983 shares of Common Stock of International Remote Imaging Systems, Inc. (the "Company"). The Selling Stockholders may elect to sell none, some or all of the shares set forth next to their name in the table. The shares of Common Stock covered by this Prospectus consist of 208,450 shares previously issued upon the exercise of various warrants and up to 824,533 additional shares which may be issued in the future upon further exercises of warrants. See "Selling Stockholders." While the Company is not offering any shares of Common Stock to the public and will not directly receive any proceeds from the sale of shares under this Prospectus, the Company may indirectly receive proceeds of up to approximately $4,506,000 to the extent that Selling Stockholders exercise more warrants to purchase shares of Common Stock. The Company has previously received gross proceeds of approximately $783,000 through the exercise of such warrants. The Company is paying the cost of registering the shares and various related expenses, but the Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares. See "Plan of Distribution." The Company's Common Stock is traded on the American Stock Exchange under the symbol "IRI." On June 10, 1998, the closing sale price of the Common Stock on the American Stock Exchange was $3 3/16 per share.



                               -----------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 5.

                               -----------------


        The Selling Stockholders may sell shares from time to time on the American Stock Exchange, in the over-the-counter market or in private transactions, and they may sell shares at prices related to the prevailing price of the Common Stock on the American Stock Exchange at the time of the sale, at prices related to such prevailing price or at negotiated prices. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. To the extent required, the specified shares to be sold, the public offering price, the names of any such broker-dealers, and any applicable commission or discount with respect to any particular offer will be set forth in a prospectus supplement. See "Plan of Distribution."


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is June 12, 1998.

                           FORWARD-LOOKING STATEMENTS

        Certain information contained in this Prospectus, or incorporated into it by reference, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act. These forward-looking statements include, but are not limited to, the Company's views with respect to future financial results, capital requirements, market growth, new product introductions and the like, and are generally identified by phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans" and words of similar import. There are several important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. The Company has identified some of those factors in the discussions under "Risk Factors" beginning on page 5 and elsewhere in this Prospectus and in the documents incorporated by reference into this Prospectus.


                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Copies of the reports, proxy statements and other information may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the Commission.


        The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof. For further information about the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of any contract or other document are not necessarily complete, and where such contract or other document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as part thereof, may be inspected at the Commission's public reference facilities described in the preceding paragraph. Copies of these documents may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission.



                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents previously filed with the Commission by the Company under the Exchange Act are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 1997; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed June 22, 1993.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Upon written or oral request of any person to whom a copy of this Prospectus has been delivered, the Company will provide, without charge, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits thereto. Requests for such copies should be directed to the Corporate Secretary of International Remote Imaging Systems, Inc. by mail at 9162 Eton Avenue, Chatsworth, California 91311 or by telephone at (818) 709-1244.

                                   THE COMPANY

        The Company designs, develops, manufactures and markets in vitro diagnostic ("IVD") imaging systems based on patented and proprietary automated intelligent microscopy ("AIM") technology for automating microscopic procedures performed in clinical laboratories. AIM combines the Company's capabilities in automated specimen presentation, including its patented slideless microscope, and proprietary high-speed digital processing hardware and software to classify and present images of microscopic particles in easy-to-view displays. The Company's IVD imaging systems are designed to provide customers with better and more rapid results and labor cost-savings over manual methods of performing microscopy. The Company's products are sold directly and through distributors primarily to hospital and reference clinical laboratories, as well as veterinary, physician office and research laboratories.

        The Company pioneered its first IVD imaging system application in 1983 with its introduction of The Yellow IRIS family of workstations for urinalysis. The Company believes that it is still the only supplier of laboratory systems which fully automate a complete urinalysis, and it introduced its fourth generation models in 1996 which incorporate significant advancements in speed, utility and ease of use. In 1996, the Company also received Food and Drug Administration ("FDA") clearance and began to market the Model 900UDx urine pathology system designed especially for the high-volume testing requirements of larger laboratories. The Company also provides ongoing sales of supplies and service necessary for operation of The Yellow IRIS workstations. Most supplies are purchased under standing orders and, following the initial one-year warranty period, the majority of customers purchase annual service contracts. In
December 1997, the Company began distributing the UF-100 urine cell analyzer in the United States under an existing agreement with its manufacturer, TOA
Medical Electronics, Inc.

        The Company has had a major program over a number of years to develop The White IRIS leukocyte differential analyzer. The White IRIS program began under the sponsorship of the National Institutes of Health and was continued under a joint development program with LDA Systems, Inc., a Company-sponsored research and development entity. The Company acquired LDA Systems and all of its rights to The White IRIS in 1995. The FDA cleared The White IRIS in May 1996, but its commercial release was delayed by other priorities such as the introduction of the UF-100. The Company is now in discussions with two prestigious medical institutions to serve as testimonial sites for The White IRIS. The Company's immediate goal is to install the first two commercial systems at these institutions and develop the customer references which are a key step toward commercial success of any new major laboratory instrument. Expanded commercial release of The White IRIS may also depend upon the availability of sufficient funds and may be subject to additional delays if such funds are unavailable.

        In July 1996, the Company entered the field of genetics with the acquisition (the "PSI Acquisition") of the digital imaging business of Perceptive Scientific Instruments, Inc. ("PSI"). PSI's principal product is the PowerGene genetic analyzer -- an IVD imaging system for karyotyping, DNA probe analysis and comparative genomic hybridization. The Company also acquired international operations from PSI.

        In February 1996, the Company acquired StatSpin, Inc. ("StatSpin"), in a pooling-of-interests transaction. Through StatSpin, the Company manufactures and markets a variety of benchtop centrifuges, small instruments and supplies for the laboratory market. These products are used primarily for manual specimen preparation and dedicated applications in cytology, hematology and urinalysis. They appeal to laboratories performing too few tests to justify the cost of an automated IVD imaging system.

        The Company was incorporated in 1979 under the laws of California and in 1987 reincorporated under the laws of Delaware. The Company's executive offices are located at 9162 Eton Avenue, Chatsworth, California 91311 and the telephone number is (818) 709-1244.

                                  RISK FACTORS

        Prospective investors should carefully consider the specific factors set forth below, as well as all of the other information contained in this Prospectus, before deciding to invest in the Common Stock of the Company. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties that could cause the Company's actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus and in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997.

RECENT LOSSES

        The Company incurred net losses of approximately $7.4 million and $503,000 for the fiscal years ended December 31, 1996 and 1997, respectively, and net income of approximately $4,000 for the three months ended March 31, 1998. While the majority of the loss for 1996 is attributable to write-offs, acquisition expenses, and other unusual charges, the Company attributes a significant portion of the loss to substantial increases during 1996 in expenditures for research and development, sales and marketing and general administration. In response, the Company implemented a restructuring during the fourth quarter of 1996 which significantly reduced operating expenses. However, there can be no assurance that the Company can restore annual profitability.

POTENTIAL DILUTION AND FINANCIAL IMPACT FROM ARBITRATION PROCEEDING

        In July 1996, the Company acquired PSI from Digital Imaging Technologies, Inc. ("DITI"). As part of the purchase price, the Company issued to DITI a five-year warrant to purchase 875,000 shares of Common Stock at $8.00 per share. In August 1997, the Company filed a demand for arbitration against DITI with the American Arbitration Association. The Company's demand for arbitration alleges material breaches of the representations, warranties and covenants in the purchase agreement governing the PSI acquisition. DITI subsequently filed a counterclaim in the arbitration proceeding alleging that the Company misrepresented or omitted to disclose material facts in connection with the PSI acquisition. DITI had previously requested a reduction in the exercise price of the warrant but elected to seek unspecified monetary damages in the counterclaim. The parties are currently engaged in discovery proceedings. Although the Company does not presently anticipate any material adverse effect as a result of this arbitration proceeding, there can be no assurance that it will not have such an effect on the Company or result in additional dilution to holders of the Common Stock.

DEPENDENCE ON INSTRUMENT SALES


        The Company derives most of its revenues from the sale of two families of high-priced instruments -- The Yellow IRIS urinalysis workstations and PowerGene genetic analyzers. These instruments have list prices ranging from $20,000 to $195,000 depending on model and configuration, and relatively modest declines in unit sales or gross margins for either product line could have a material adverse effect on the Company's revenues and profits.

COMPETITION

        There are numerous companies engaged in active research and development programs within and outside of the clinical laboratory imaging systems field that have considerable experience in areas of interest to the Company. The Company cannot determine if other firms are currently engaged in potentially competitive research, and these firms could develop and introduce products comparable or superior to the products sold by the Company. One or more of these firms could develop and introduce new products comparable or superior to models of The Yellow IRIS, the PowerGene or any other product ultimately developed by the Company. The introduction of a new product comparable or superior to any model of The Yellow IRIS or the PowerGene could have a material adverse effect on unit sales or gross margins for these instruments. See "--Dependence on Instrument Sales."

RELIANCE ON SINGLE SOURCE SUPPLIERS

        Certain key components of the Company's instruments are manufactured according to the Company's specifications or are available only from single suppliers. From time to time, single source suppliers have discontinued production of key components. Although, in the past, the Company has successfully transitioned to new components to replace discontinued components, there can be no assurance that the Company can always successfully transition to satisfactory replacement components and that the Company will always have access to adequate supplies of discontinued components on satisfactory terms during the transition period. The Company is currently transitioning to a new microscope following Nikon's decision to discontinue production of the microscope used in The Yellow IRIS. The Company's inability to transition successfully to a new microscope or to secure adequate supplies of the discontinued microscope on satisfactory terms during the transition could have a material adverse effect on instrument sales. See "--Dependence on Instrument Sales."

OPTION TO ACQUIRE POLY U/A SYSTEMS, INC.

        In September 1995, the Company entered into a research and development contract with Poly U/A Systems, Inc. ("Poly"), a Company-sponsored research and development entity, for development of several new products to enhance automated urinalysis (the "Poly Products"). The Company has an option until November 29, 1998 to acquire all of the common stock of Poly for an aggregate price of $5.1 million payable, at the Company's discretion, in cash or shares of the Company's Common Stock.


        If the Company elects to exercise its option, the portion of the net cost of the acquisition allocated to completed products would be capitalized and its subsequent amortization would impact future earnings. For the portion of the net cost of the acquisition allocated to in-process research and development, if any, the Company would record a nonrecurring, non-cash (if purchased with Common Stock) charge against then current earnings. In June 1995, the Company exercised a similar option to acquire LDA Systems, Inc. ("LDA"), another Company-sponsored research and development entity, in exchange for Common Stock. At that time, it incurred a non-cash charge of $2.9 million against earnings in 1995 for the acquisition of in-process research and development related to The White IRIS leukocyte differential analyzer.


        The Company has not reached a decision to exercise its option to acquire Poly and is under no obligation to do so. However, the Company will periodically review the merits of acquiring Poly and may elect to exercise the option in the future based on factors that are subject to change. These factors include (i) the progress of research and development of the Poly Products, (ii) the Company's assessment of the commercial feasibility of the Poly Products, (iii) the cost to acquire Poly, and (iv) the market price of the Common Stock at the time the Company considers exercising the option.

DEPENDENCE ON KEY PERSONNEL

        The Company's success depends in significant part upon the continued service of certain key personnel, and its continuing ability to attract, assimilate and retain such personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. While the Company generally enters into agreements with its employees regarding patents, confidentiality and related matters, the Company does not have employment agreements with most of its key employees. The Company does not maintain life insurance polices on such employees. The loss of key personnel, especially without advance notice, or the inability to hire or retain qualified personnel could have a material adverse effect on the Company.

DIFFICULTIES ASSOCIATED WITH INTRODUCTION OF THE WHITE IRIS AND OTHER FUTURE PRODUCTS

        The commercial success of the Company's future products and systems depends upon their acceptance by the medical community. Capital-intensive laboratory instruments such as The White IRIS and the Company's other future products can significantly reduce labor costs, improve precision and offer other distinctive benefits. However, often there is resistance to products which require significant capital expenditures or which eliminate jobs through automation.

        The FDA cleared The White IRIS leukocyte differential analyzer in May 1996, but its commercial release was delayed by other priorities such as the introduction of the UF-100. The Company is now in discussions with two prestigious medical institutions to serve as testimonial sites for The White IRIS. The Company's immediate goal is to install the first two commercial systems at these institutions and develop the customer references which are a key step toward commercial success of any new major laboratory instrument. Expanded commercial release of The White IRIS may also require external funding. The failure to develop influential customer references or secure any required external funding could have a material adverse effect on the commercial release of The White IRIS which, in turn, would affect the Company's long-term business strategy and growth prospects.

        There can be no assurance that the Company's new products and systems will achieve significant market acceptance in the future or that sales of such future products and systems will grow at the rates expected by management. Furthermore, new product introductions or product enhancements by the Company's competitors or the use of other technologies could cause a decline in sales or gross margins on sales or loss of market acceptance of the Company's systems.

INTELLECTUAL PROPERTY RIGHTS

        The Company's commercial success depends in part on its ability to protect and maintain its proprietary technology. The Company has received patents with respect to certain of its technologies. Receipt of such patents may not insulate the Company from damaging competition. The validity and breadth of claims in clinical laboratory instrumentation patents involve complex legal and factual questions and, therefore, are highly uncertain. There can be no assurance that the claims allowed under patents held by the Company or under patents based on pending or future patent applications by the Company will be sufficiently broad to protect what the Company believes to be its proprietary rights, that issued patents will not be circumvented by competitors, or that the rights granted under such patents will provide competitive advantages to the Company. There also can be no assurance that other parties will not take, or threaten to take, legal action against the Company, alleging infringement of such parties' patents by current and proposed products of the Company or that any of the Company's patents, or patents in which it has licensed rights, will be held valid and enforceable if subsequently challenged.

        The Company also has trade secrets and unpatented technology and proprietary knowledge related to the sale, promotion, operation, development and manufacturing of its products. While the Company generally enters into confidentiality agreements with its employees and consultants, there can be no assurance that the Company's trade secrets or proprietary technology will not become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Nor can there be any assurance that others will not develop or acquire equivalent expertise or develop products that render the Company's current or future products noncompetitive or obsolete.

        The Company also claims copyrights in its software and the ways in which it assembles and displays images and certain trademark rights in the United States and other foreign countries. There can be no assurance that copyright and trademark protection can be obtained, or if obtained, can or will be enforced or will provide significant commercial advantage to the Company.


        Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive and could divert the Company's technical and management personnel. For example, the Company incurred legal expenses of approximately $175,000 during 1995, 1996 and 1997 to successfully assert and defend the validity of two of its patents against a potential competitor in the hematology field. There can be no assurance that the Company's litigation expenses will not increase in the future. Any change in the Company's ability to protect and maintain its proprietary rights could have a material adverse effect on the Company.


TECHNOLOGICAL CHANGE

        The market for the Company's systems is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. The Company's future success depends upon its ability to enhance its current product lines, to introduce new products that keep pace with technological developments and to respond to evolving customer requirements. Any failure by the Company to anticipate or respond adequately to technological developments by its competitors or to changes in customer requirements, or significant delays in product introduction, could result in a loss of competitiveness and revenues. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely or cost-effective basis, and such failure could have a material adverse effect on the Company.

GOVERNMENT REGULATION

        Most of the Company's products are subject to stringent government regulation in the United States and other countries. The regulatory process can be lengthy, expensive and uncertain, and securing clearances or approvals may require the submission of extensive official data and other supporting information. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices, or criminal prosecution, any of which could have a material adverse effect on the Company. Furthermore, changes in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement thereof, or the discussion or promulgation of any additional laws or regulations could have a material adverse effect on the Company.

ACQUISITIONS AND EXPANSION

        As part of the Company's strategy to enhance and maintain its competitive position, the Company may from time to time consider potential acquisitions of complementary products, technologies and other businesses. The Company has completed a number of acquisitions in the past three years. The evaluation, negotiation and integration of acquisitions may consume significant time and resources of the Company. There can be no assurance that acquisitions will not have a material adverse effect upon the Company due to, among other things, operational disruptions, integration issues, unexpected expenses and accounting charges associated with such acquisitions.

HEALTHCARE REFORM POLICIES

        In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, nationally, at the state level or both. Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations and other third-party payors could adversely affect the demand for the Company's current or future products and its ability to sell its products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and the Company cannot predict future legislative changes in the healthcare field or their impact on its business.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

        Certain provisions of the Certificate of Incorporation and Bylaws of the Company and the Delaware General Corporation Law (the "DGCL") could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of Common Stock. These provisions provide, among other things, for a classified Board of Directors, for the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock, and for limitations on the right of stockholders to call a special meeting of stockholders and to take action without a meeting. The Company also is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder.

PRODUCT LIABILITY

        The Company's products are used to gather information for medical decisions and diagnosis. Accordingly, the manufacture and sale of the Company's products entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test result. The Company has product liability insurance coverage of $1.0 million per incident and $2.0 million in the aggregate per year, and an umbrella policy of $5.0 million. There can be no assurance that the Company's product liability insurance will be sufficient to protect the Company in the event of a product liability claim. There has not been any indication that the Company's insurance carrier will not renew the Company's product liability insurance at or near current premiums; however, there can be no assurance that the Company will be able to renew product liability insurance in the future at acceptable premiums. In addition, any failure to comply with the FDA's Good Manufacturing Practices regulations could have a material adverse effect on the ability of the Company to defend against product liability lawsuits.

CURRENCY FLUCTUATIONS

        The Company acquired a foreign subsidiary in the PSI Acquisition that conducts business in various foreign currencies. Consequently, fluctuations in exchange rates will affect the Company's future consolidated operating results and such fluctuations could have an adverse effect on the Company. The impact of future fluctuations in exchange rates cannot be predicted with any measure of accuracy and will depend on the percentage of sales generated internationally. The Company currently does not hedge the risks associated with fluctuations in exchange rates, and continues to be subject to such risks. In the future, the Company may undertake such transactions. If any hedging techniques are implemented by the Company, there can be no assurance that such techniques can be successful in eliminating or reducing the effects of currency fluctuations.

                                 USE OF PROCEEDS


        While the Company is not offering any shares of Common Stock to the public and will not directly receive any proceeds from the sale of shares under this Prospectus, the Company may indirectly receive proceeds of up to approximately $4,506,000 to the extent that Selling Stockholders exercise warrants to purchase shares of Common Stock. The Company has previously received gross proceeds of approximately $783,000 through the exercise of such warrants. The actual amount of any proceeds will equal the number of shares purchased multiplied by the exercise price of the specific warrants exercised. As of the date hereof, the Selling Stockholders hold warrants to purchase from the Company an aggregate of 824,533 shares of Common Stock. These warrants have exercise prices ranging from $3.875 to $7.80 per share and expiration dates ranging from September 29, 1998 to May 15, 2002. The weighted average exercise price is $5.46 per share. See "Selling Stockholders." The Company will use any proceeds from the exercise of warrants for debt repayment and general corporate purposes.

                              SELLING STOCKHOLDERS

        The purpose of this Prospectus is to permit the parties listed below in the Table of Selling Stockholders to publicly trade, if desired, the 208,450 shares of Common Stock previously issued upon the exercise of various warrants and up to 824,533 additional shares which may be issued in the future upon further exercises of warrants. These warrants are described in the following paragraphs of this section of the Prospectus. The Table of Selling Stockholders lists in tabular form (1) the name of each person entitled to sell Common Stock using this Prospectus (collectively, the "Selling Stockholders"), (2) the number of shares of Common Stock beneficially owned by each person as of March 6, 1998 and (3) the maximum number of shares each person may offer and sell using this Prospectus. The Selling Stockholders may offer shares under this Prospectus from time to time and may elect to sell none, some or all of the shares set forth next to their name in the table. As a result, the Company cannot estimate the number of shares of Common Stock that the Selling Stockholders will beneficially own after termination of sales under this Prospectus.


        In September 1995, the Company was engaged by Poly/UA to develop several new products to further enhance automation in the urinalysis field. See "Risk Factors -- Option to Acquire Poly/UA Systems, Inc." In order to fund its share of the project, Poly/UA sold units consisting of 2,000 shares of Poly/UA common stock and a Series D Warrant to purchase 4,000 shares of the Company's Common Stock, exercisable until September 29, 1998 at an exercise price of $6.50 per share. In the aggregate, investors acquired Series D warrants to purchase 512,000 shares of Common Stock. The Company also issued Series E Warrants to the placement agent and finder to purchase an aggregate of 150,000 shares of the Company's Common Stock, exercisable until September 29, 2000 at a price of $7.80 per share.


        In November 1997, the Company offered to reduce the exercise price of the Series D Warrants from $6.50 to $4.00 per share for holders exercising their warrants during a one-week period. The holders that accepted the offer and exercised their Series D Warrants during that period also received a new Series F Warrant exercisable until March 29, 2000 at an exercise price of $4.00 per share of Common Stock. The Company received gross proceeds of approximately $783,000 through the exercise of Series D Warrants and issued Series F Warrants to purchase 196,633 shares of Common Stock. The Company also (i) sold to two holders additional Series F Warrants covering an aggregate of 75,000 shares of Common Stock and (ii) exchanged a Series F Warrant for 27,000 shares for a Series E Warrant for an equal number of shares to settle litigation with the holder.



        In connection with the renegotiation of the loan agreements with its lender, the Company issued to the lender warrants to purchase (1) 50,000 shares until January 15, 2000 at $3.875 per share, (2) 25,000 shares until June 1, 2000 at $4.375 per share and (3) 25,000 shares until July 1, 2000 at $4.0625 per share.


        The Company also has an agreement to issue a warrant to purchase 10,000 shares of Common Stock until May 15, 2002 at $4.3125 per share to an investment banker for financial advisory services.

                          Table of Selling Stockholders
                          -----------------------------

        The following table lists (1) the name of each person entitled to sell Common Stock using this Prospectus (the "Selling Stockholders"), (2) the number of shares of Common Stock beneficially owned by each person as of March 6, 1998 and (3) the maximum number of shares of Common Stock each person may offer and sell using this Prospectus. The Selling Stockholders may offer shares under this Prospectus from time to time and may elect to sell none, some or all of the shares set forth next to their name. As a result, the Company cannot estimate the number of shares of Common Stock that the Selling Stockholders will beneficially own after termination of sales under this Prospectus. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of Common Stock since the date on which they provided information for this table. The Company has made no independent inquiries as to the foregoing. See "Plan of Distribution".

------------------------------------------------------------   ----------------

                                            NUMBER OF SHARES            MAXIMUM
                                                BENEFICIALLY   NUMBER OF SHARES
SELLING STOCKHOLDER (1)                        OWNED (2) (3)        OFFERED (4)
------------------------------------------------------------   -----------------
M. Bernard Aidinoff                                    4,000              4,000
Albert M. Ames and Patricia A. Clemens                 2,000              2,000
Michael A. Arcuri                                      4,000              4,000
Leonard Becker                                         9,000              8,000
Herbert R. Behrens                                     4,000              4,000
Belwool Corp. Retirement Trust                         2,000              2,000
E. Eduardo Benmaor                                    34,780              1,000
Larry Berk and Don Berk                                4,000              4,000
Lawrence Berk                                         60,000             60,000
Achille M. Bigliardi                                  89,644              4,000
O. Donald Billing IRA                                  4,000              2,000
Bruce Brewster                                         8,000              8,000
Brill Securities, Inc.                                60,000             60,000
David Brodsky                                          4,000              4,000
J. Richard Budd III and Susan Nutkis Budd              4,000              4,000
Gordon Busdicker                                       2,000              2,000
City National Bank                                   100,000            100,000
Pradip and Rekha Choksi Trust                         20,000             20,000
COHAMCO                                                8,000              8,000
Susan B. Cohen                                         2,000              2,000
Alvin H. Cohen                                         4,000              4,000
Raymond D. Cohn                                        2,000              2,000
Aaron Daniels                                          2,000              2,000
Philip Dennis Dapeer                                   9,000              9,000
Paul W. Davis and Priscilla M. Teleky                  4,000              4,000
Fred H. Deindoerfer (5)                              476,981              8,000
Veronica C. and Thomas P. Devitt                         900                600
Mark A. Eberle                                         4,000              4,000
Ralph W. Engh                                         53,500             41,500
Barrett M. Fisher IRA                                  4,000              4,000
Howard J. Frank IRA                                    8,000              8,000
------------------------------------------------------------   ----------------

------------------------------------------------------------   ----------------
                                            NUMBER OF SHARES            MAXIMUM
                                                BENEFICIALLY   NUMBER OF SHARES
SELLING STOCKHOLDER (1)                        OWNED (2) (3)        OFFERED (4)
------------------------------------------------------------   -----------------
Richard J. Galvin                                      5,000              4,000
Ramone and Constance Getzov                            2,000              2,000
Rhoda L. Glasser                                       2,000              2,000
William A.B. and Jane E. Hanchett                     15,000              8,000
Scott A. Hartman                                       2,000              2,000
I. Douglas Harris                                      4,000              4,000
Pao Liu Jui Hsia                                      12,000             12,000
Donald and Anna R. Husmann                             5,025              2,778
Raymond Jallow                                        51,500             41,500
Mark B. and Donna Johnson                              2,000              2,000
Ronald Kadonaga                                        3,980              2,000
Michael W. Kane                                       10,000             10,000
Michael Kaptzan                                        2,000              2,000
Harvey L. Kasdan                                      69,205              4,000
Michael and Patricia Keeney                           24,192              4,000
Millie Keung                                          10,000             10,000
Celia R. Klein                                         4,000              4,000
Mitchell H. Klein                                      4,000              4,000
Mark Kriendler-Nelson                                  2,000              2,000
Jimmie R. Kyle                                        45,945              1,000
Sanford A. and Evelyn Lakoff                           5,000              4,000
Saul Lamda                                             2,000              2,000
Simon Lazowsky                                         4,000              4,000
Ira Leviton                                            2,000              2,000
Gary Levitt                                           19,034              1,000
George C. and Ann C. Limbach Living Trust              2,000              2,000
John K. Lingo                                          4,300              4,000
Long Chain International                              42,965             15,200
Peter Marx                                             2,000              2,000
Martin Melzer IRA                                      4,000              4,000
Claus Metulsky                                         4,000              4,000
Elon Mileikowsky                                       2,000              2,000
Edward B. Miller                                       2,000              2,000
Richard H. Miller                                      2,000              2,000
Byron A. Myhre                                        11,476              2,500
Tobi K. Nadel                                          4,000              4,000
Ronald S. Neff                                        53,085              2,000
Franz and Gretchen J. Neuwirth                        23,100              8,000
Beverly J. Newhouse                                    7,505              7,505
Nancy B. Newman                                        2,000              2,000
Martin and Pearl Nutkis                                4,000              4,000
John A. O'Malley                                      40,153              8,000
Jeshing Patel                                         10,500              1,000
Harry H. Perse                                         4,000              4,000
Roy D. and Joann Piazza                               93,000             40,000
Poly U/A 1000, LLC                                   189,000            189,000
Ralano Family Partners Limited                         4,000              4,000
------------------------------------------------------------   ----------------

------------------------------------------------------------   ----------------
                                            NUMBER OF SHARES            MAXIMUM
                                                BENEFICIALLY   NUMBER OF SHARES
SELLING STOCKHOLDER (1)                        OWNED (2) (3)        OFFERED (4)
------------------------------------------------------------   -----------------
Real Time Electronics Inc.                             2,000              2,000
Morton and Zelda Reinhart                              9,400              8,000
Neil S. Roth                                           4,000              4,000
Ernest F. Salomone                                     8,000              8,000
Jack Salomone                                          8,000              8,000
Daniel P. Santoro                                     18,812              1,200
Warren Schwerin                                        4,000              4,000
Bonnie Seidler                                         2,000              2,000
Peter C. Siegfried                                     4,000              4,000
Murray Siegel                                          4,000              4,000
Jesse G. Silverman, Jr. IRA                            4,000              4,000
Carl Simone                                            2,000              2,000
SJH Money Purchase Plan                                2,000              2,000
Alan Stone                                            18,192             18,000
Robert Strougo                                         3,000              2,000
Kevin Sundquist IRA                                   12,000              2,000
Thomas E. Thornbury, Trustee of the
   Thomas E. Thornbury Intervivos Trust               20,000             20,000
Robert J. Topchik                                      2,000              2,000
Terry Turchi                                           4,000              4,000
Richard H. Turner                                      4,000              4,000
Steven Vallespir                                       4,000              4,000
Robert M. Warner, Sr.                                  8,000              8,000
J. William and Susan Wigert                              200                200
Samuel A. and Shirley F. Wolfson                       6,000              4,000
Francis J. Wunderlich                                  6,000              4,000
Edwin S. and Anna W. Yee                               8,000              4,000
Ronald L. Yin                                          3,372              2,000
Michael Zachariash                                    15,270              1,000
All Other Holders (6)                                 61,000             61,000
------------------------------------------------------------   ----------------
          TOTAL                                    2,060,016          1,032,983
============================================================   ================


----------------------------------

1. The following persons currently hold, or have held within the past three years, the following positions or relationships with the Company: E. Eduardo Benmaor -- formerly Secretary and Controller; Achille M. Bigliardi -- Corporate Vice President and General Manager, IRIS Chatsworth Division; Brill Securities, Inc. -- placement agent for a private unit offering involving Poly U/A Systems, Inc.; City National Bank -- the Company's principal bank and lender; Fred H. Deindoerfer -- Chairman of the Board, President and Chief Executive Officer; Ronald Kadanoga -- consultant; Michael W. Kane -- investment banking and financial advisor; Harvey L. Kasdan -- Vice President, Research and Development, IRIS Chatsworth Division; Michael Keeney -- Regional Sales Manager, IRIS Chatsworth Division; Jimmie R. Kyle -- Vice President, Manufacturing Operations, IRIS Chatsworth Division; Gary Levitt -- Manager of Software Development, IRIS Chatsworth Division; Long Chain International -- Taiwanese Regional distributor; Byron A. Myrhe -- Director of Poly U/A Systems, Inc.; Ronald S. Neff -- formerly National Service Manager, IRIS Chatsworth Division; John
    A. O'Malley -- Director of the Company and Director of Poly U/A Systems, Inc.; Real Time Electronics, Inc. -- engineering consulting firm; Daniel Santoro -- TeleSales Manager, IRIS Chatsworth Division; Alan Stone - financial consultant; Richard H. Turner -- Director of Poly U/A Systems, Inc.; Michael Zachariash -- Director of Project Management, IRIS Chatsworth Division.

2. Each Selling Stockholder beneficially owns less than 1% of the outstanding Common Stock, except as follows: Achille M. Bigliardi (1.4%); City National Bank (1.6%); Fred H. Deindoerfer (7.5%); Roy and Joann Piazza (1.5%); and Poly U/A 1000, LLC (3.0%). Beneficial ownership is determined in accordance and with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of March 6, 1998, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage held by any other person.


3. Includes 1,146,513 shares issuable pursuant to warrants and employee stock options which are currently exercisable or exercisable within 60 days of March 6, 1998.


4.  Includes 824,533 shares issuable pursuant to warrants.

5. Includes 57,840 shares owned by family members or trusts to which Dr. Deindoerfer disclaims beneficial ownership.

6. Assumes that any other holders to be covered by this Prospectus do not beneficially own any Common Stock other than the shares offered for sale. Information concerning such other holders will be set forth in Prospectus Supplements from time to time if so required.

                              PLAN OF DISTRIBUTION

        This Prospectus is for the public resale of shares of Common Stock previously issued, or issuable in the future, upon exercise of the warrants described in the preceding section. This Prospectus does not cover the initial issuance of shares of Common Stock upon exercise of those warrants. The Selling Stockholders may offer shares under this Prospectus from time to time and may elect to sell none, some or all of the shares set forth opposite their name in the Table of Selling Stockholders in the preceding section of this Prospectus.

        The Selling Stockholders may sell shares from time to time on the American Stock Exchange, in the over-the-counter market or in private transactions, and they may sell shares at prices related to the prevailing price of the Common Stock on the American Stock Exchange at the time of the sale, at prices related to such prevailing price or at negotiated prices. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. For example, they may sell shares by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face to face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

        The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing (a) the name of any such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

        The Company and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify some of the Selling Stockholders against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

        The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock covered by this Prospectus, but the Selling Stockholders are responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of their shares of Common Stock.

        The Company filed with the Commission a Registration Statement on Form S-3 under the Securities Act covering the shares of Common Stock offered by this Prospectus and cannot predict whether or to what extent any particular Selling Stockholder will sell shares. The Company filed the Registration Statement pursuant to the terms of the exchange offer made in November 1997 to the holders of the Series D Warrants and has voluntarily included certain other warrant holders. See "Selling Stockholders." The Company has not made any commitment to keep the Registration Statement effective and may at any time temporarily suspend or permanently terminate the effectiveness of the Registration Statement and the use of this Prospectus. See "Available Information."

        Each Selling Stockholder is required to provide the Company and its transfer agent with a

Notice of Transfer, in the form attached hereto as Appendix B, each time the Selling Stockholder sells shares using this Prospectus. Delivery of the Notice of Transfer is a prerequisite to the transfer of shares sold pursuant to this Prospectus.

                                  LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for the Company by the law firm of Guth Rothman & Christopher LLP, Los Angeles, California.

                                     EXPERTS

        The consolidated financial statements of the Company, included in the Annual Report on Form 10-K/A of the Company for the fiscal year ended December 31, 1997 referred to above in "Documents Incorporated by Reference," have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated March 20, 1998 (except for Note 8 as to which the date is March 30, 1998) accompanying such financial statements, and are incorporated by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

        Any financial statements incorporated by reference in the registration statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                   APPENDIX A


              Notice of Transfer Pursuant to Registration Statement
              -----------------------------------------------------

[DATE]

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004
Attention: Compliance Department

        Re: International Remote Imaging Systems, Inc. (the "Company")

Ladies and Gentlemen:

Please be advised that ___________________ [INSERT NAME OF SELLING STOCKHOLDER AS IT APPEARS IN THE TABLE OF SELLING STOCKHOLDERS] has sold _____________ shares of the Company's common stock pursuant to a Registration Statement on Form S-3 (File No. 333-48097). We hereby certify that (1) the above-named beneficial owner of the transferred shares is named as a "Selling Stockholder" in the related Prospectus dated June ___, 1998, (2) the transferred shares are included in the such Prospectus opposite such owner's name and (3) the prospectus delivery requirements of the Securities Act of 1933, as amended, have been satisfied.

                                        Sincerely,


                                        ----------------------------------------
                                                        (Name)


                                        By:
                                            ------------------------------------
                                                   (Authorized Signature)

                                        Name:
                                              ----------------------------------

                                        Title:
                                               ---------------------------------


cc:   International Remote Imaging Systems, Inc.
      9162 Eton Avenue
      Chatsworth, California 91311
      Attn: Controller

=====================================    =======================================

     NO DEALER, SALESPERSON OR OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY THIS
PROSPECTUS. IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY, THE SELLING               1,032,983 SHARES
STOCKHOLDERS OR ANY UNDERWRITER.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL UNDER ANY CIRCUMSTANCE CREATE                INTERNATIONAL REMOTE
ANY IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE COMPANY               IMAGING SYSTEMS, INC.
SINCE THE DATE HEREOF. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER OR
SOLICITATION BY ANYONE IN ANY
JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION IS NOT AUTHORIZED OR IN                   COMMON STOCK
WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO
OR TO ANYONE TO WHOM IT IS UNLAWFUL TO
MAKE SUCH SOLICITATION.
                                                       ----------
         ------------------                            PROSPECTUS
                                                       ----------



         TABLE OF CONTENTS

                                 Page
                                 ----
Forward-Looking Statements          2                 JUNE 12, 1998
Available Information               2
Documents Incorporated
    by Reference                    2
The Company                         4
Risk Factors                        5
Use of Proceeds                    10
Selling Stockholders               10
Plan of Distribution               11
Legal Matters                      12
Experts                            12
Sample Notice of
  Transfer                 Appendix A


======================================    ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses to be paid by the Company in connection with the distribution of securities being registered, are estimated as follows:

        Securities and Exchange Registration Fee........................$ 1,279
        Accounting Fees and Expenses....................................  5,000
        Legal Fees and Expenses......................................... 25,000
        Miscellaneous Expense...........................................  2,000
                                                                         ------
        Total ..........................................................$33,279
                                                                         ======

        The Selling Stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of their shares.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article SEVENTH of the Company's Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or knowing violation of law. The Company's Certificate of Incorporation also contains provisions requiring the Company to indemnify its directors and officers to the fullest extent permitted by the DGCL.

        Section 145 of the DGCL provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceedings because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceedings if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER     DESCRIPTION
------     -----------
4.1        Specimen of Common Stock Certificate (incorporated by reference to the Company's Registration Statement on Form S-3 filed March 27, 1996
           (No. 333-02001)

5.1        Legal Opinion of Guth Rothman & Christopher LLP*

23.1 Consent of Guth Rothman & Christopher LLP (included in legal opinion filed as Exhibit 5.1)

23.2       Consent of Coopers & Lybrand L.L.P.

----------
*      Previously filed.

ITEM 17. UNDERTAKINGS

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 12, 1998.


                                      INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.


                                      By: /s/ Fred H. Deindoerfer
                                          --------------------------------------
                                          Dr. Fred H. Deindoerfer
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer


        Each person whose signature appears below constitutes and appoints each of Fred H. Deindoerfer and Martin S. McDermut as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to take any action in connection therewith as fully as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                                                     Date
---------                    -----                                                     ----
/s/ Fred H. Deindoerfer      Chairman of the Board of Directors,                    June 12, 1998
--------------------------   President, and Chief Executive Officer
Fred H. Deindoerfer


/s/ Martin S. McDermut       Vice President, Finance and                            June 12, 1998
--------------------------   Administration, Chief Financial Officer
Martin S. McDermut           and Secretary


            *                Controller and Chief Accounting Officer                June 12, 1998
--------------------------
Donald E. Horacek


            *                Director                                               June 12, 1998
--------------------------
John A. O'Malley


            *                Director                                               June 12, 1998
--------------------------
Steven M. Besbeck


            *                Director                                               June 12, 1998
--------------------------
Thomas F. Kelley

* /s/ Martin S. McDermut
--------------------------
      Martin S. McDermut
      Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER     DESCRIPTION
------     -----------
4.1        Specimen of Common Stock Certificate (incorporated by reference to the Company's Registration Statement on Form S-3 filed March 27, 1996
           (No. 333-02001)

5.1        Legal Opinion of Guth Rothman & Christopher LLP*

23.1 Consent of Guth Rothman & Christopher LLP (included in legal opinion filed as Exhibit 5.1)

23.2       Consent of Coopers & Lybrand L.L.P.

----------
*      Previously filed.